Exhibit 11.  Statement Regarding Computation of Per Share Earnings

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                                             Year Ended          Year Ended
                                            June 30, 1999       June 30, 1998
                                          _________________   _________________
EQUIVALENT SHARES:

Weighted Average Shares Outstanding             2,710,117           2,277,165

Total Diluted Shares                            2,794,544           2,795,243

Net Income                                $     2,410,452     $     2,403,783
Less Preferred Stock Dividend                      25,667             125,827
                                          _________________   _________________
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Income Available to Common Stockholders   $     2,384,785     $     2,277,956
                                          =================   =================

Basic Earnings Per Share                  $           0.88    $           1.00
Diluted Earnings Per Share                $           0.86    $           0.86

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